GENUINE PARTS COMPANY
CORPORATE HUMAN RESOURCES
2999 WILDWOOD PARKWAY
ATLANTA, GEORGIA 30339
(678) 934-5000

January 21, 2022

Bert Nappier
2270 Shadow Lace Cove
Memphis, TN 38119

Dear Bert,

It is with pleasure that on behalf of Genuine Parts Company I extend an offer of employment to you for the position of Executive Vice President and Chief Financial Officer at our headquarters office in Atlanta, Georgia. We anticipate that your starting date of employment will be February 28, 2022.

Your cash compensation package as EVP & CFO, will include a base salary of $28,125 per semi-monthly pay period (or $675,000 annualized). Semi-monthly paydays are the 15th and the last business day of each month.

Commensurate with your date of employment, you will be eligible to participate in GPC's annual incentive plan for 2022. Your target bonus for 2022 will be guaranteed to be 85% of your annualized base salary or $573,750. If company performance criteria exceed the targeted payout the greater amount will be paid. The criteria on which 2022 corporate bonuses will be determined is GPC's full-year Adjusted EBITDA, Sales and Cash Conversion Cycle improvement versus prior year performance for 2022 (January - December 2022). To receive a bonus payout, you must be employed with the Company in your current position as of the incentive payment date which is normally in February. Additional detail about your bonus opportunity, including a bonus payment schedule, will be provided to you after you begin employment.

GPC also grants long-term equity-based incentive compensation to certain employees. It is anticipated that the Company will again make a grant to eligible employees in 2022. Typically, this award is in the form of Restricted Stock Units ("RSU") and Performance Restricted Stock Units ("PRSU"). As we have discussed, you will be eligible for a grant from GPC's long-term incentive plan in 2022. Contingent upon the Compensation, Nominating and Governance Committee's approval of a grant for 2022, we anticipate awarding you long-term incentives in May 2022 with a target total value of $1,650,000 based on GPC's stock price at the time of the grant. The approximate mix of incentives will be 33% RSUs and 67% PRSUs. Future LTI grants (2023 and beyond) should be of a similar mix and value but are subject to Board approval.

On your effective date of employment, you will also receive a one-time RSU grant with a value of $2,500,000 based on GPC's stock price at the time of the grant. The RSU grant vest will be on a graded schedule, meaning you will receive 1/3 each year on the grant anniversary date.

On the 61st day of employment, you will be eligible for the full benefits package that includes 401K, Medical and Dental plans, Short-Term Disability, Life and AD&D Insurance. Genuine Parts Company will pay for 60 days of COBRA coverage to bridge to the effective date of becoming eligible to enroll in the Company's Medical plan. Also, on the 61st day of employment, you will be eligible for two personal days, one floating holiday and four weeks of paid vacation. Vacation, personal days and the floating holiday are awarded at the beginning of every calendar year thereafter according to company policy. The company also grants eight paid national holidays per year.

In addition, GPC offers two nonqualified benefit plans for retirement income and to provide tax diversification options.

The Supplemental Retirement Plan (SRP) is a nonqualified defined benefit plan that delivers a percentage of final average compensation as an annual lifetime benefit after retirement.

- Officers are eligible for this plan after two years of employment and the benefit increases in value for each year an executive remains at GPC. It is based on service and the last five years of compensation at retirement.
  - For participants with fewer than 15 years of service, the annual benefit payable at normal retirement (age 65) equals 30% of average earnings times months of service divided by 180 less 50% of the anticipated Social Security benefit.
  - For participants with at least 15 years of service, the annual benefit payable at normal retirement (age 65) equals 30% of average earnings plus 1/2% of average earnings per year of service beyond 15 years less 50% of the anticipated Social Security benefit.
- The SRP benefit distribution has several optional forms of payment allowing flexibility to meet the needs of executives and their families.
- Generally, participants become vested in this benefit after attaining age 55 and completing 10 years of service or upon reaching age 60 and completing five years of service.
- Upon vesting in the benefit, participants become eligible to commence the benefit upon termination with a reduced benefit if payment begins before normal retirement (age 65).
- GPC bears the full investment risk on these benefits both during and after a participant's career and taxation of these benefits is deferred until after retirement.

The Tax-Deferred Savings Plan (TDSP) offers an additional opportunity for tax diversification.

- The plan gives an opportunity to defer receiving all or a portion of annual salary and/or bonus until after a participant leaves or retires from the Company.
- By deferring receipt of salary or bonus, participants also defer paying federal income taxes (deferrals are still subject to FICA taxes)
- Savings in the TDSP grow tax-deferred and are held in a Trust that cannot be touched by a participant's creditors or the Company's creditors (except in the unlikely event that GPC becomes bankrupt).

- Participants have the flexibility to choose from a variety of mutual funds and payment options so that they can best take advantage of the plan

To assist you in the transition to the Atlanta area, you will be provided relocation assistance along with temporary housing. Attached is the GPC Homeowner Relocation Policy and we can discuss potential modifications based upon your individual situation.

Bert, this offer is contingent upon the successful completion of a drug and alcohol screening test and background check. You will be provided with more detailed information as we approach your February 28, 2022 start date.

We are happy that you've elected to join the GPC team as a member of an organization that strives to offer each employee an opportunity for personal and professional development.

We look forward to working with you in the future and know that you will find your employment with us a rewarding experience. Please indicate your acceptance of this offer by signing this letter and returning to me no earlier than January 21, 2022, and no later than January 24, 2022.

If you have questions, please do not hesitate to contact me at 678-934-5603.

Best regards,

James R. Neill
Executive Vice President & CHRO
Genuine Parts Company

I hereby accept the Genuine Parts Company offer of job assignment as described in this letter. I understand that my acceptance of this offer does not constitute an employment contract and that my employment with Genuine Parts Company may be terminated, either by my employer or myself at any time, for any reason, with or without notice. This offer is valid through January 24, 2022

Bert Nappier

JANUARY 21, 2022
Date